Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) dated April 11, 2016 and related Prospectus of Rexford Industrial Realty, Inc. for the registration of common stock, preferred stock, depositary shares, warrants, right and units, and to the incorporation by reference therein of our reports dated February 24, 2016, with respect to the consolidated and combined financial statements and financial statement schedules of Rexford Industrial Realty, Inc. and Rexford Industrial Realty, Inc. Predecessor and to the effectiveness of internal control over financial reporting of Rexford Industrial Realty, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission; and to the incorporation by reference therein of our report dated April 11, 2016, with respect to the statement of revenues and certain expenses of the REIT Portfolio included in its Current Report (Form 8-K) dated April 11, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

April 11, 2016